Exhibit 10.13
Amendment to Fred J. Smith, Jr.
Employment Agreement dated May 27, 2014

June 3, 2015
The following changes or additions to the May 27, 2014 employment agreement for Fred J. Smith Jr. are to become effective June 5, 2015. These revised responsibilities and employment terms do not replace the original agreement and are dependent on Mr. Smith having no other professional pursuits or employment other than those of CFO and Controller for Victory Energy Corporation and its partner Navitus Energy Group.
Roles and Responsibilities

•	Fred will continue in his present role of CFO and Controller but after June 12, 2015, be located in and work from his home in Baton Rouge, Louisiana.

•	Fred will commit a minimum of thirty hours per week in performance of his duties and only work on Victory business related activities until a replacement CFO is hired and transitioned.

•	Fred will be concentrating on the completing the March 31, 2014 10-Q filing and any other SEC filings required based upon the Company’s contemplated transactions.

•	Fred will plan to coordinate all required accounting due diligence and acquisition accounting for planned acquisitions.

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Fred will assist in screening, hiring and transition planning and execution for a new controller for the Company, to be located in the Austin office, reporting to Fred and responsible for the Austin accounting and reporting staff.

•	Fred will assist in the transition of any replacement CFO hired by the Company.

•	Fred will continue attendance of BOD weekly conference calls and any additional meetings remotely and any required out-of-town meetings.
Compensation and Expenses

•	Company will continue paying Fred’s salary at the current rate until a replacement CFO is found and give Fred no less than 30 days-notice of ending his employment.

•	Company will continue to pay Fred’s medical health insurance at the current rate and for a minimum of 60 days-notice upon hiring of a replacement CFO.

•	Company will continue to pay Fred for travel and business entertainment costs (including the use of a personal vehicle at the IRS rate) for required travel.
Stock Vesting

•	Upon his last day of employment, the Company will fully vest all 150,000 VYEY stock options (priced at $.30) that were granted at the time of hiring.
Vacation

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•	Fred will be out on vacation the weeks of June 15th and June 22nd but available by cell phone and email.

AGREED TO AND ACCEPTED THIS 4TH DAY OF JUNE, 2015

FRED J. SMITH JR. (CFO)        KENNETH HILL (CEO)

By: /s/ Fred J. Smith         By: /s/ Kenneth Hill

DR. RONALD ZAMBER (CHAIRMAN)

By: /s/ Dr. Ronald Zamber

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